Exhibit 99.1

Armstrong World Industries Reports Second Quarter 2012 Results

Highlights for the Second Quarter of 2012

•	Operating Income of $76.9 million, up 5.8% over the 2011 period

•	Adjusted EBITDA of $110 million, up 1% despite lower sales, over the 2011 period

•	Management lowers full year 2012 guidance on weaker market outlook

•	Ongoing cost savings program target increased to $200 million

LANCASTER, Pa., July 30, 2012 —Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors, ceilings, and cabinets, today reported second quarter 2012 results.

Second Quarter Results

(Amounts in millions except per share data)	Three Months Ended June 30,		Change
	2012	2011
Net sales	$709.9	$748.6	(5.2)%
Operating income	76.9	72.7	5.8%
Net income	41.8	37.9	10.3%
Diluted earnings per share	$0.70	$0.64	9.4%

Consolidated net sales decreased approximately $39 million, or 5%, compared to the prior year period. Excluding approximately $17 million of unfavorable foreign exchange impact for the quarter, sales declined approximately 3% compared to the prior year period. On a consolidated level, improvements in price and mix were unable to offset broad volume declines in all businesses and geographies.

Operating income and net income both increased in spite of the margin impact of lower volumes, primarily due to cost reduction actions taken under our cost savings program, which resulted in lower manufacturing costs and core SG&A expenses when compared to the same period last year. Input cost inflation increased $2 million versus the second quarter of 2011.

“In spite of a soft sales environment in the second quarter, we were able to deliver adjusted EBITDA of $110 million, an improvement of 1% over the prior year and within our guidance range,” said Matt Espe, CEO. “We continue to see volumes down across our businesses as global markets continue to struggle, with Europe in particular, experiencing sharp volume declines in the second quarter. We will continue to responsibly manage our cost structure and adapt to the continued challenging market conditions. As a result we are increasing our cost savings target by another $15 million, bringing the total program goal to $200 million.”

Additional (non-GAAP) Financial Metrics*

(Amounts in millions except per share data)	Three Months Ended June 30,		Change
	2012	2011
Adjusted operating income	$85	$82	3%
Adjusted net income	42	41	4%
Adjusted diluted earnings per share	$0.71	$0.69	3%
Free cash flow	$36	$50	(28%)

(Amounts in millions except per share data)	Three Months Ended June 30,		Change
	2012	2011
Adjusted EBITDA
Building Products	$74	$74	1%
Resilient Flooring	29	24	19%
Wood Flooring	16	15	4%
Cabinets	—	1	Unfavorable
Unallocated Corporate	(9)	(6)	(40)%

Consolidated Adjusted EBITDA	$110	$108	1%

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other nonrecurring gains and losses. Adjusted figures are reconciled to the most comparable GAAP measures in tables at the end of this release.

In spite of sales declining 3% on a constant foreign exchange basis, adjusted operating income and EBITDA improved by 3% and 1%, respectively, in the second quarter of 2012 when compared to the prior year period. The improvement was driven by reductions in manufacturing costs, coupled with the impact of better pricing and reductions in SG&A expenses, which were partially offset by increased input costs. Adjusted net income and earnings per share also benefited from a reduction in the expected tax rate from 42% to 40%. The reduction in free cash flow was primarily due to a smaller decrease in working capital than in the second quarter of 2011 and higher capital expenditures, which were only partially offset by higher earnings and lower restructuring payments than in the prior year.

Second Quarter Segment Highlights

Building Products

	Three Months Ended June 30,		Change
	2012	2011
Total segment net sales	$297.0	$305.0	(2.6)%
Operating income	$53.5	$57.1	(6.3)%

Net sales declined on unfavorable foreign exchange impact of approximately $9 million. Excluding foreign exchange, sales for the second quarter of 2012 were roughly flat when compared to the prior year as continued volume declines were offset by better price and mix. Operating income declined as favorable pricing and higher earnings from the WAVE joint venture were unable to offset volume declines, environmental charges, severances associated with European headcount reductions and increased manufacturing costs associated with the start up of our Millwood, WV plant. Results for the second quarter of 2012 were also negatively impacted by approximately $4 million of charges associated with the closure of our Mobile, AL facility.

Resilient Flooring

	Three Months Ended June 30,		Change
	2012	2011
Total segment net sales	$253.5	$274.7	(7.7)%
Operating income	$21.9	$11.3	93.8%

Net sales declined as improvements in mix and price were unable to offset significant volume declines, particularly in Europe, and unfavorable foreign exchange impact of approximately $8 million. Sales for the second quarter of 2012 were also negatively impacted by inventory reductions at one of our “Big Box” customers. Operating income improved for the second quarter as volume declines and inflationary headwinds were more than offset by reductions in manufacturing costs and SG&A expenses and favorable price and mix. Operating income in the second quarter of 2011 included $5.9 million of severance and restructuring related costs in Europe.

Wood Flooring

	Three Months Ended June 30,		Change
	2012	2011
Total segment net sales	$124.8	$133.6	(6.6)%
Operating income	$13.8	$13.4	3.0%

Net sales decreased in the second quarter as volume, price and mix were all unfavorable when compared to the prior year, driven primarily by inventory reductions at one of our “Big Box” customers. Operating income increased in the second quarter of 2012 as reduced manufacturing costs more than offset the margin impact of lower sales and unfavorable mix and price.

Cabinets

	Three Months Ended June 30,		Change
	2012	2011
Total segment net sales	$34.6	$35.3	(2.0)%
Operating (loss) income	$(0.7)	$0.8	Unfavorable

Net sales decreased in the second quarter as improvements in mix were unable to offset volume declines. Operating income decreased in the second quarter as improvements in mix were unable to offset the margin impact of lower volumes and increases in raw material costs.

Corporate

Unallocated corporate expense of $11.6 million increased from $9.9 million in the prior year primarily due to a $3.5 million lower pension credit.

Year to Date Results

(Amounts in millions except per share data)	Six Months Ended June 30,		Change
	2012	2011
Net sales (as reported)	$1,377.9	$1,433.8	(3.9)%
Operating income (as reported)	118.5	124.8	(5.0)%
Adjusted EBITDA	192	201	(5)%
Free cash flow	(14)	6	Unfavorable

Excluding approximately $20 million unfavorable impact from foreign exchange rates, net sales decreased as volume declines were only partially offset by price and mix gains.

The decline in adjusted EBITDA and operating income was driven by the margin impact of lower sales, increased raw material costs, a lower pension credit, environmental charges related to several U.S ceilings plants, costs associated with the end of the lockout at the Marietta, PA ceilings plant and charges associated with the start up of our Millwood, WV plant, which were only partially offset by improved pricing and reductions in manufacturing costs and SG&A expenses. In the first six months of 2012 as reported operating income was also negatively impacted by approximately $19 million of charges associated with the closure of the Mobile, AL building products facility.

The reduction in free cash flow was primarily attributable to higher capital expenditures and less improvement in working capital when compared to the prior year, which were only partially offset by increased cash earnings and higher dividends from the WAVE joint venture.

Market Outlook and 2012 Guidance

Management’s macroeconomic outlook for 2012 has declined from the end of the first quarter. “We now expect our residential and commercial remodel opportunity to be lower as the domestic economic recovery decelerates and Eurozone economic conditions continue to worsen,” said Tom Mangas, Senior Vice President and CFO.

Management is lowering full year sales and EBITDA guidance and now expects sales to be in the $2.75 to $2.85 billion range and adjusted EBITDA to be in the $400 to $430 million range. 2012 adjusted EPS is expected to be $2.40 to $2.70 per diluted share and free cash flow is anticipated to be between $30 and $70 million. The Company identified savings opportunities in excess of the previously announced $185 million initiative. “We now expect to save approximately $200 million, with savings in 2012 now expected to be approximately $50 million, up from $35 million incorporated in our previous guidance,” said Mangas.

For the third quarter of 2012, sales are expected to be between $740 and $780 million and adjusted EBITDA to be in the range of $120 to $140 million. Additional forward looking non-GAAP metrics are available on our web site at http://www.armstrong.com/ under the Investor Relations tab.

Earnings Webcast

Management will host a live Internet broadcast beginning at 1:00 p.m. Eastern time today during which second quarter and year to date results will be discussed. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrong.com. and click “For Investors”. The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results guidance, and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward- looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s financial performance can be found in its quarterly report on Form 10-Q for the quarter ended June 30, 2012 that will be filed with the SEC today.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2011, Armstrong’s consolidated net sales totaled approximately $2.9 billion. As of June 30, 2012, Armstrong operated 33 plants in eight countries and had approximately 9,300 employees worldwide. For more information, visit http://www.armstrong.com/.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net Sales	$709.9	$748.6	$1,377.9	$1,433.8
Costs of goods sold	533.7	563.9	1,056.9	1,088.4
Selling general and administrative expenses	114.2	122.2	230.8	242.3
Restructuring charges, net	—	2.4	0.2	7.3
Equity (earnings) from joint venture	(14.9)	(12.6)	(28.5)	(29.0)

Operating income	76.9	72.7	118.5	124.8
Interest expense	14.4	11.5	25.6	26.3
Other non-operating expense	0.3	0.8	0.3	1.1
Other non-operating (income)	(0.7)	(0.8)	(1.5)	(1.4)

Earnings before income taxes	62.9	61.2	94.1	98.8
Income tax expense	21.1	23.3	34.1	47.4

Net income	$41.8	$37.9	$60.0	$51.4

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(8.6)	4.0	(3.3)	15.4
Derivative (loss)	(2.0)	(3.5)	(4.3)	(2.4)
Pension and postretirement adjustments	2.5	3.2	4.9	6.5

Total other comprehensive (loss) income	(8.1)	3.7	(2.7)	19.5

Total comprehensive income	$33.7	$41.6	$57.3	$70.9

Net earnings per share of common stock:
Basic	$0.71	$0.64	$1.02	$0.88
Diluted	$0.70	$0.64	$1.01	$0.87
Average number of common shares outstanding
Basic	58.8	58.3	58.7	58.2
Diluted	59.4	58.9	59.3	58.8
Dividends declared per common share	$—	$—	$8.55	$—

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net Sales
Building Products	$297.0	$305.0	$600.1	$611.9
Resilient Products	253.5	274.7	480.8	509.4
Wood Flooring	124.8	133.6	230.4	244.6
Cabinets	34.6	35.3	66.6	67.9

Total net sales	$709.9	$748.6	$1,377.9	$1,433.8

Operating Income (loss)
Building Products	$53.5	$57.1	$96.8	$118.6
Resilient Products	21.9	11.3	32.6	10.0
Wood Flooring	13.8	13.4	16.3	16.9
Cabinets	(0.7)	0.8	(1.8)	—
Unallocated Corporate (expense)	(11.6)	(9.9)	(25.4)	(20.7)

Total Operating Income	$76.9	$72.7	$118.5	$124.8

Selected Balance Sheet Information

(amounts in millions)

	(Unaudited) June 30, 2012	December 31, 2011
Assets
Current assets	$993.5	$1,209.3
Property, plant and equipment, net	918.4	902.9
Other noncurrent assets	891.5	882.5

Total assets	$2,803.4	$2,994.7

Liabilities and shareholders’ equity
Current liabilities	$407.3	$386.1
Noncurrent liabilities	1,700.6	1,478.4
Equity	695.5	1,130.2

Total liabilities and shareholders’ equity	$2,803.4	$2,994.7

Selected Cash Flow Information

(amounts in millions)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Net income	$60.0	$51.4
Other adjustment to reconcile net income to net cash provided by operating activities	62.1	58.1
Changes in operating assets and liabilities, net	(92.5)	(77.4)

Net cash provided by operating activities	29.6	32.1
Net cash (used for) investing activities	(42.2)	(22.7)
Net cash (used for) financing activities	(249.1)	(29.7)
Effect of exchange rate changes on cash and cash equivalents	(1.6)	9.1

Net (decrease) in cash and cash equivalents	(263.3)	(11.2)
Cash and cash equivalents, beginning of period	480.6	315.8

Cash and cash equivalents, end of period	$217.3	$304.6

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Adjusted EBITDA	$110	$108	$192	$201
D&A/Fx*	(25)	(26)	(50)	(53)

Operating Income, Adjusted	$85	$82	$142	$148
Cost reduction initiatives expenses	8	8	19	18
Restructuring	—	2	—	7
Impairment	—	—	5	—
Foreign exchange impact	—	(1)	(1)	(2)

Operating Income, Reported	$77	$73	$119	$125

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is; $26.1 million for the three months ended June 30, 2012, $29.9 million for the three months ended June 30, 2011, $60.3 million for the six months ended June 30, 2012, and $61.8 million for the six months ended June 30, 2011.

BUILDING PRODUCTS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Adjusted EBITDA	$74	$74	$145	$155
D&A/Fx	(13)	(13)	(26)	(26)

Operating Income, Adjusted	$61	$61	$119	$129
Cost reduction initiatives expenses	8	4	18	10
Restructuring	—	—	—	2
Impairment	—	—	5	—
Foreign exchange impact	(1)	—	(1)	(2)

Operating Income, Reported	$54	$57	$97	$119

RESILIENT FLOORING

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Adjusted EBITDA	$29	$24	$48	$39
D&A/Fx	(7)	(7)	(14)	(15)

Operating Income, Adjusted	$22	$17	$34	$24
Cost reduction initiatives expenses	—	4	1	10
Restructuring	—	2	—	5
Foreign exchange impact	—	—	—	(1)

Operating Income, Reported	$22	$11	$33	$10

WOOD FLOORING

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Adjusted EBITDA	$16	$15	$21	$21
D&A/Fx	(2)	(2)	(5)	(5)

Operating Income, Adjusted	$14	$13	$16	$16
Cost reduction initiatives (income)	—	—	—	(1)
Foreign exchange impact	—	—	—	—

Operating Income, Reported	$14	$13	$16	$17

CABINETS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Adjusted EBITDA	$—	$1	($1)	$1
D&A/Fx	(1)	—	(1)	(1)

Operating Income (Loss), Adjusted*	($1)	$1	($2)	$—

*	No adjustments necessary to reconcile adjusted operating income to reported operating income (loss).

UNALLOCATED CORPORATE

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Adjusted EBITDA	($9)	($6)	($21)	($15)
D&A/Fx	(2)	(4)	(4)	(6)

Operating (Loss), Adjusted	($11)	($10)	($25)	($21)
Cost reduction initiatives (income)	—	—	—	(1)
Foreign exchange impact	1	—	—	1

Operating (Loss), Reported	($12)	($10)	($25)	($21)

CONSOLIDATED

	Three Months Ended				Six Months Ended
	June 30, 2012		June 30, 2011		June 30, 2012		June 30, 2011
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
Adjusted EBITDA	$110		$108		$192		$201
D&A as reported	(26)		(30)		(60)		(62)
Accelerated Deprecation/Fx	1		4		10		9

Operating Income, Adjusted	$85		$82		$142		$148
Other non-operating (expense)	(14)		(11)		(25)		(26)

Earnings Before Taxes, Adjusted	71		71		117		122
Adjusted tax (expense) @ 40% for 2012 and 42% for 2011	(29)		(30)		(47)		(51)

Net Earnings, Adjusted	$42	$0.71	$41	$0.69	$70	$1.19	$71	$1.21
Pre-tax adjustment items	(8)		(9)		(23)		(23)
Reversal of adjusted tax expense @ 40% for 2012 and 42% for 2011	29		30		47		51
Ordinary tax	(21)		(24)		(30)		(43)
Unbenefitted foreign losses	(2)		(3)		(6)		(8)
Foreign tax credits	2		—		2		—
Tax adjustment items	—		3		—		3

Net Earnings, Reported	$42	$0.70	$38	$0.64	$60	$1.01	$51	$0.87

CASH FLOW

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net Cash From Operations	$63	$68	$30	$32
Less: net cash (used for) investing	(27)	(15)	(42)	(23)
Add back (subtract) adjustments to reconcile to free cash flow
Restricted Cash	—	(3)	(2)	(3)

Free Cash Flow	$36	$50	($14)	$6